Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, dated August 25, 2006, is between THE CLOROX COMPANY, a Delaware corporation (the “Company”), and Donald R. Knauss (the “Executive”).
RECITAL
     The Company and the Executive want to enter into a written agreement concerning the terms of the Executive’s employment with the Company and the terms of the termination of that employment.
TERMS OF AGREEMENT
1. Term of Employment.
     (a) Basic Term. The term of this Agreement shall commence on the Executive’s first day of employment with the Company, which date is to be determined but which shall not be later than December 1, 2006 (the “Effective Date”) and end upon the earliest of (such ending date, the “Date of Termination”) (i) the third anniversary thereof, as and to the extent extended under Section 1(b) (the “Term Date”), (ii) the date upon which the Executive’s employment is terminated in accordance with Section 4, and (iii) the first day of the month following the Executive’s 65th birthday. In the event that the Executive’s employment with the Company does not begin on or before December 1, 2006, this Agreement shall be null and void.
     (b) Extension of Term. Subject to Section 1(a)(iii) and to Section 4, the Term Date will be automatically extended for one additional year on the last day before such Term Date, and for one additional year on each succeeding anniversary of the Term Date as so extended thereafter, unless and until either party gives notice to the other party at least one hundred eighty (180) days before any such extension of the Term Date would become effective hereunder that the automatic extension shall cease and that this Agreement shall terminate on the Term Date occurring after such notice. The Company’s right not to extend the Agreement shall be with or without Cause (defined below), and the Company’s exercise of its right not to extend the Agreement will not necessarily terminate the Executive’s employment with the Company.
     (c) Certain Definitions.
          (i) The “Average Annual Bonus” shall mean the average annual incentive bonus that the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination, or the average annual incentive bonus that the Executive received for the actual number of completed fiscal years immediately preceding the Date of Termination if less than three (3), under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”), provided that the First Year Bonus Target shall be used in the event that the termination of the Executive’s employment occurs prior to the date that the Executive receives (or is entitled to receive, together with other senior executives if earlier) his annual bonus, if any, for the fiscal year ending June 30, 2007.

          (ii) “Bonus Target” means the annual bonus that the Executive would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved.
          (iii) “First Year Bonus Target” means the Executive’s Bonus Target as of the Effective Date.
2. Position; Duties; Responsibilities.
     (a) Position. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company subject to the terms and conditions of this Agreement. The Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer (“CEO”), reporting to the Board. As of the Effective Date, the Board shall appoint the Executive as a member of the Board. Thereafter, during the term of this Agreement, the Board shall nominate the Executive for reelection as a member of the Board at the expiration of each then-current Board term. The Executive shall devote his best efforts and the equivalent of full time employment to the performance of the services customarily incident to the Executive’s current office and to such other services as may be reasonably requested by the Board, consistent with his offices, titles and positions. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services and of the place(s) at which such services are to be rendered; provided, the Executive’s principal place of employment shall be at the Company’s headquarters in Oakland, California unless he consents to another such place.
     (b) Other Activities. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal hours to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided that with respect to any corporate board, such service has been pre-approved by the Presiding Director of the Company, (B) deliver lectures or fulfill speaking engagements (other than lectures and engagements pursuant to the discharge of his duties hereunder) or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
3. Salary; Incentive Compensation; Benefits; Expenses.
     (a) Salary. In consideration of the services to be rendered hereunder, including, without limitation, services to any affiliate of the Company (an “Affiliated Company”), the Executive shall be paid a base salary at the annual rate of $950,000 (“Annual Base Salary”), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. The Annual Base Salary shall be reviewed periodically for increase (or decrease to the extent permitted hereunder) in accordance with the Company’s regular administrative practice for adjusting salaries of the “Executive Officers” (i.e., the Executive and the other members of the Management Executive Committee). Thereafter, “Annual Base Salary” shall mean such annual base salary rate as so increased (or decreased) from time to time. The Company may reduce the Executive’s Annual Base Salary only if the annual base salaries of all other Executive Officers of the Company are at the same time being similarly reduced and if the percentage of reduction of the Executive’s Base Salary does not exceed that of any other Executive Officer.
     (b) Annual Incentive Plan; Executive Incentive Compensation Plan; Long Term Compensation Program.
          (i) As of the Effective Date, the Executive shall be entitled to participate in the AIP Plan, the EIC Plan and Stock-Based Long-Term Compensation Program (the “LTC Program”), or any successors thereto, in accordance with the Company’s practice for administering the AIP Plan, the EIC Plan and the LTC Program with respect to Executive Officers; provided, the Executive shall be first eligible for annual awards under the LTC Program at such time as awards are granted to Executive Officers during calendar 2007. For purposes of this Agreement, “LTC Program” encompasses Stock-Based Awards made to the Executive under the 2005 Stock Incentive Plan or any subsequent stock-based incentive compensation plan.
          (ii) The Executive shall be eligible to receive an annual incentive bonus as determined in accordance with the terms and conditions of the EIC Plan and/or AIP Plan with a Bonus Target of 115% of the Executive’s Annual Base Salary for the applicable year and a maximum bonus equal to not less than 200% of his Bonus Target for the applicable year. Notwithstanding the foregoing, the Executive’s actual bonus for the fiscal year ending June 30, 2007 shall not be less than the Bonus Target (the “Guaranteed Bonus”); provided, however, that, if the Effective Date is after November 1, 2006, the Guaranteed Bonus shall be prorated based upon the portion of the fiscal year ending June 30, 2007 during which the Executive was employed by the Company.
          (iii) On the Effective Date, the Executive will be granted the following equity awards:
               (A) 83,500 restricted stock units subject to the terms and conditions of the LTC Program and the form of award agreement provided to the Executive (subject to the terms of this Agreement), with such grant vesting over four (4) years with one-fourth (1/4) vesting on each of the first, second, third and fourth anniversaries of the date of grant, and payment of which shall be delayed until six (6) months following the date of the Executive’s termination of employment; and
               (B) a ten-year option to purchase 275,000 shares of the Company’s common stock, subject to the terms and conditions of the LTC Program and the form of award agreement provided to the Executive (subject to the terms of this Agreement). The exercise price per share of the option will be the fair market value (as defined in the LTC Program) of the common stock on the date of grant, and the option will vest over four (4) years, with one-fourth (1/4) of the shares underlying the option vesting on each of the first, second, third and fourth anniversaries of the date of grant. Except as otherwise provided in this Agreement, upon termination of the Executive’s employment, vested options shall remain exercisable for the lesser of one (1) year or the remainder of the term of the option.
     (c) Sign-On Bonus. The Company shall pay to the Executive no later than ten (10) days following the Effective Date a lump sum cash sign-on bonus of $500,000.
     (d) Benefits. As he becomes eligible therefor, the Company shall provide the Executive, his spouse and eligible dependents with the right to participate in and to receive benefits from all present and future welfare benefit plans, practices, policies and programs (including without limitation, medical, prescription drugs, dental, disability, salary continuance, severance pay, employee life, group life, accidental death and travel accident insurance plans and programs), all incentive savings and retirement plans, practices and programs and all similar benefits, made available generally to Executive Officers of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by each specific benefit plan, as it may be amended from time to time. The Company may suspend or terminate any benefit plan described in this Section 3(d). The Executive shall also be entitled to the death and disability benefits described in Section 4 and the benefits described in Sections 3(e), 3(f), 3(i) and 3(j).
     (e) Supplemental Executive Retirement Plan. The Executive shall be eligible to receive supplemental executive retirement plan benefits equal to the greater of the amount attributable to the Company SERP or the Replacement SERP, as described below:
          (i) Company SERP. The Executive will be eligible to participate immediately in the Company’s Supplemental Executive Retirement Plan (the “Company SERP”) in accordance with the terms and conditions of the Company SERP as in effect from time to time; provided, however, that the Executive shall be fully vested and eligible for an Early Retirement Benefit (at Separation of Employment) (each such term as defined under the Company SERP), upon completion of seven (7) years of service with the Company, and otherwise as provided in the Company SERP. The Company expects to review the Company SERP as part of an overall review of retirement benefits and the Company SERP may change as a result of such review, in the Company’s discretion.
          (ii) Replacement SERP. The Company shall also establish a supplemental executive retirement plan for the benefit of the Executive (and his surviving spouse in the event of the Executive’s death) that duplicates the rights and benefits the Executive would have been entitled to under The Coca-Cola Company Employee Retirement Plan and The Coca-Cola Company Supplemental Benefit Plan – Pension, as in effect on the date hereof, had his employment with The Coca-Cola Company continued until the Executive’s retirement or other termination of employment with the Company (the “Replacement SERP”) and which shall be subject to the following terms for purposes of attributing the amount attributable to the Replacement SERP:

               (A) final average compensation for purposes of the Replacement SERP shall include the actual Annual Base Salary and bonuses paid by the Company to the Executive and, to the extent needed to obtain five years of consecutive annual compensation, the Executive’s actual annual base salary and bonuses paid by The Coca-Cola Company prior to the Executive’s retirement;
               (B) the Executive shall be fully vested at all times in the Replacement SERP benefit;
               (C) in the event that the Executive’s employment with the Company terminates prior to the third anniversary of the Effective Date, the Executive shall be credited with a minimum of three (3) years of benefit accruals under the Replacement SERP; and
               (D) the Executive’s service with The Coca-Cola Company under such plans shall be credited as service under the Replacement SERP and any benefits to which the Executive becomes entitled under the Replacement SERP shall be offset by benefits received by the Executive under The Coca-Cola Company Employee Retirement Plan and Supplemental Benefit Plan — Pension.
     (f) Vacation. The Executive will be entitled to five (5) paid weeks of vacation per year during each year of the term of this Agreement in accordance with the Company’s vacation policy generally applicable to Executive Officers.
     (g) Relocation and Housing Expenses.
          (i) The Executive shall be entitled to relocation benefits in accordance with the Company’s relocation policy and such additions thereto as mutually agreed to by the Executive and the Company, which shall include up to $50,000 in loss protection on the sale of the Executive’s residence in Atlanta, Georgia. In addition, the Company shall, if necessary, pay to the Executive tax gross-up payments so that the net amount retained by the Executive after payment of all applicable income and employment taxes attributable to amounts paid is equal to the agreed amount to be reimbursed for such relocation expenses under this Section 3(g)(i) and Section 3(g)(ii) (other than for any gain on any sale of the Executive’s Atlanta, Georgia residence), provided, however, that a gross-up payment shall not be made with respect to any reimbursement to the extent the related expense is deductible or is otherwise excludable from the Executive’s taxable income. All amounts payable under this Section 3(g)(i) shall be subject to the Executive’s presentation of receipts and/or invoices as may be reasonably required by the Company.
          (ii) The Executive shall be entitled to reimbursement for the cost of temporary housing in an amount up to $10,000 per month and the cost of commuting incurred by the Executive and the cost of house hunting travel incurred by the Executive’s spouse, as part of the Executive’s relocation to the Oakland, California metropolitan area, for a period of up to one (1) year following the Effective Date. All amounts payable under this Section 3(g)(ii) shall be subject to the Executive’s presentation of receipts and/or invoices as may be reasonably required by the Company.

     (h) Business and Legal Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement. In addition, the Company will pay all of the legal fees and other expenses incurred by the Executive in connection with the negotiation and drafting of this Agreement (and all related agreements hereunder) in an amount not to exceed $40,000, subject to the Executive’s presentation of receipts and/or invoices as may be reasonably required by the Company, and, if necessary, the Company shall pay to the Executive tax gross-up payments so that the Executive incurs no net amount after payment of all applicable income and employment taxes in excess of the amount so paid by the Company for such legal fees and expenses.
     (i) Automobile. The Executive shall be provided with an automobile or a monthly automobile allowance of $1,100 per month, plus parking and a cellular phone.
     (j) Retiree Benefits. Upon completion of seven (7) years of continuous employment with the Company, the Executive will be deemed retiree eligible under all welfare benefit, equity and other incentive plans and programs (other than tax-qualified pension and 401(k) plans) applicable to senior executives of the Company under the terms and conditions of such plans and programs as in effect from time to time; provided, however, that such treatment shall not apply to the extent the Executive is entitled to retiree benefits from The Coca-Cola Company, on a benefit-by-benefit and coverage-by-coverage basis, that duplicates retiree benefits available to the Executive by the Company.
     (k) Change in Control. As of the Effective Date, the Company and the Executive will enter into a Change in Control Agreement having such terms and conditions as they have negotiated and agreed.
4. Termination of Employment.
     (a) By Death. The Executive’s employment shall terminate automatically upon his death. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, the salary to which he is entitled pursuant to Section 3(a), any accrued vacation due the Executive, through the end of the month in which death occurs and any prior completed fiscal year’s earned and unpaid annual incentive bonus. In addition, all restricted stock units and stock options granted pursuant to Section 3(b) shall immediately vest upon the Executive’s date of death, and such stock options will remain exercisable for one (1) year after the Executive’s date of death, subject to the earlier expiration of the term of such stock option. The Company shall also pay the Executive’s beneficiaries or estate, as appropriate, a pro rata portion (through the date of death) of the Executive’s Bonus Target for the fiscal year of his death. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Except as otherwise specifically provided under this Agreement, after the payments called for in this Section 4(a) are made, the Company’s obligations hereunder shall terminate. This Section 4(a) shall not affect entitlement of the Executive’s estate or beneficiaries to death benefits under any benefit plan of the Company.

     (b) By Disability. Should the Executive begin to receive benefits under the Company’s Long Term Disability Plan, the Executive’s employment may terminate at the Company’s option. If the Company so elects, the Company shall pay the salary to which the Executive is entitled pursuant to Section 3(a) through the Date of Termination, and in lieu of any AIP and EIC Plan award under Section 3(b) for the fiscal year in which termination occurs, the Company shall pay the Executive a pro rata portion (through the Date of Termination) of the Executive’s Bonus Target for the fiscal year of the termination. The Company shall also pay the Executive any accrued vacation through the Date of Termination and any prior completed fiscal year’s earned and unpaid annual incentive bonus. In addition, all restricted stock units and stock options granted pursuant to Section 3(b) shall immediately vest upon the date of such termination of the Executive’s employment, and such stock options will remain exercisable for one (1) year after the date of such termination of the Executive’s employment, subject to the earlier expiration of the term of such stock option. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Except as otherwise specifically provided under this Agreement, thereafter the Company’s obligations hereunder shall terminate.
     (c) By Company For Cause. The Company may terminate the Executive’s employment for Cause (as defined below) at any time. The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the Date of Termination, and, except as otherwise specifically provided under this Agreement, thereafter the Company’s obligations hereunder shall terminate. The Executive shall not be entitled to any unpaid AIP Plan and EIC Plan award pursuant to Section 3(b) for the prior fiscal year or the fiscal year in which termination occurs and outstanding options granted pursuant to Section 3(b)(iii)(B) shall be immediately forfeited. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Termination shall be for “Cause” if:
          (i) the Executive willfully neglects significant duties he is required to perform or willfully violates a material Company policy, and, after being warned in writing, continues to willfully neglect such duties or continues to willfully violate such specified Company policy;
          (ii) the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;
          (iii) the Executive acts (or omits to act) with gross negligence with regard to material matters in the performance of the Executive’s duties hereunder; or
          (iv) the Executive willfully disregards a lawful direction of the Board.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.
     (d) By the Executive or the Company At Will.
          (i) Termination by the Company. The Company may, at any time, terminate the Executive’s employment without Cause. If the Company does so, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability. The Executive hereby agrees that the Company may terminate his employment under this Section 4(d)(i) without regard (A) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (B) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive’s relationship with the Company. Nothing in this Section 4(d)(i) shall prevent the Company from exercising its right under Section 4(c) to terminate the Executive’s employment for Cause, and such a termination shall not give rise to damages under Section 6.
          (ii) Termination by the Executive Without Good Reason. Except in the case of Good Reason (as defined below) as provided in Section 4(d)(iii) or Retirement as provided in Section 4(d)(iv), the Executive may, upon giving at least ten (10) business days’ notice to the Company, terminate his employment, without liability, for any reason. If the Executive terminates his employment pursuant to this Section 4(d)(ii), the Company shall pay the Executive the salary and accrued vacation to which the Executive is entitled pursuant to Section 3(a) through the end of the ten (10) business days notice period. In addition, the Executive’s vested and outstanding stock options granted pursuant to Section 3(b)(iii)(B) shall remain exercisable for one (1) year after the date of such termination of the Executive’s employment, subject to the earlier expiration of the term of such stock option. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Except as otherwise specifically provided under this Agreement, thereafter the Company’s obligations hereunder shall terminate. The Executive shall not be entitled to any AIP and EIC Plan award pursuant to Section 3(b) for the fiscal year in which he terminates his employment under this Section 4(d)(ii).
          (iii) Termination by the Executive For Good Reason. The Executive may terminate his employment for Good Reason at any time. If the Executive terminates his employment for Good Reason, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability. Termination by the Executive shall be for Good Reason if:
               (A) the Executive is assigned any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or the Company takes any other action which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (B) the Company fails to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (C) the Company requires the Executive to be based at any office or location more than 40 miles outside the Oakland, California metropolitan area;
               (D) the Company purports to terminate the Executive’s employment other than as expressly permitted by this Agreement; or
               (E) the Company fails to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company the express assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Notwithstanding the above, a failure by the Company’s stockholders to elect the Executive to the Board shall not constitute Good Reason, but a failure by the Board to appoint the Executive to the Board as of the Effective Date or to thereafter nominate the Executive to the Board at any time shall constitute Good Reason.
          (iv) Termination Due to Executive’s Retirement. The Executive may terminate his employment upon giving at least three (3) months’ notice to the Company, provided that he is vested in his accrued benefit pursuant to the Company SERP upon the Date of Termination. Such a termination constitutes “Retirement” for purposes of this Agreement. Upon the Executive’s Retirement, the Company shall pay the Executive the salary and accrued vacation to which he is entitled pursuant to Section 3(a) and 3(f) through the last day of his employment. The Executive also shall receive any prior completed fiscal year’s earned and unpaid annual incentive bonus. In addition, the Executive shall be entitled to receive a pro rata portion calculated upon the portion of the fiscal year during which the Executive was employed of the Executive’s AIP and/or EIC Plan award for the fiscal year of his Retirement. The award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to employed executives. The award will be a percentage of the Executive’s AIP and/or EIC Plan Bonus Target award for that fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix. The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%.
          (v) Termination of Employment Following Notice of Non-Renewal. In the event the Executive’s employment is terminated for any reason upon expiration of the Agreement or thereafter following a notice of non-renewal by either party pursuant to Section 1(b), the

Company shall pay the Executive the salary and accrued vacation to which he is entitled pursuant to Section 3(a) and Section 3(f) through the date of such termination of the Executive’s employment, and, except as otherwise specifically provided under this Agreement, thereafter the Company’s obligations hereunder shall terminate. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (during the term of this Agreement or thereafter) at any time following the issuance by the Company to the Executive of a notice of non-renewal pursuant to Section 1(b) that is effective on the third anniversary of the Effective Date, 5,875 restricted stock units of the unvested portion of the restricted stock units granted pursuant to 3(b)(iii)(A) and 15,250 unvested stock options of the unvested portion of the stock options granted pursuant to Section 3(b)(iii)(B) shall immediately vest. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (during the term of this Agreement or thereafter) at any time following the issuance by the Company to the Executive of a notice of non-renewal pursuant to Section 1(b) that is effective at any time provided thereunder, 61,000 vested stock options awarded pursuant to Section 3(b)(iii)(B) will remain exercisable for three (3) years after the Date of Termination, subject to the earlier expiration of the term of such stock options. The remaining vested portion of such stock option grant will remain exercisable for one (1) year after the Date of Termination, subject to earlier expiration of the term of such stock options. For the purposes of the preceding three sentences, for the avoidance of doubt, a termination of the Executive’s employment by the Company on the Term Date pursuant to a Company notice of non-renewal under Section 1(b) shall be a termination by the Company without Cause. The Executive shall not be entitled to any AIP and EIC Plan award pursuant to Section 3(b) for the fiscal year in which his employment terminates pursuant to this Section 4(d)(v).
     (e) Termination Obligations.
          (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information (as defined below), but does not include the Executive’s rolodex or address book. Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.
          (ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company, and will execute a letter of resignation if requested.
          (iii) The Executive’s obligations under Sections 4(e), 5, 7 and 14, and the Company’s obligations under Sections 3(c), 3(d) (in accordance with the terms of the applicable plan), 3(e), 3(g), 3(j), 4, 6, 14, 16 and this Section 4(e)(iii), and the Executive’s entitlement to payment or reimbursement of his business expenses incurred in accordance with Section 3(h) through the Date of Termination, shall survive termination of the Executive’s employment and the expiration of this Agreement.

5. Post Termination Obligations.
     (a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.
     (b) General Restrictions on Use of Proprietary Information. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement, and (ii) after termination of his employment as specifically authorized in writing by the Board or pursuant to a subpoena; provided, however, that prior to responding to any subpoena, the Executive shall give notice to the Company and an opportunity for the Company to object to such subpoena.
     (c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 5(b), and in consideration of this Agreement, the Executive agrees that for a period of two (2) years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive’s termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company.
     (d) Contacts with the Press. Following termination, the Executive will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s Public Relations Department.
     (e) Remedies. Nothing in this Section 5 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.
6. Severance Payments; Requirement of Mitigation; Release.
     (a) Severance Payments. The Company and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive’s actual damages in the case of termination at will by the Company pursuant to Section 4(d)(i) or in the case of a termination by the Executive for Good Reason pursuant to Section 4(d)(iii). Therefore, in the event of such a termination and notwithstanding any other provision of this Agreement, in exchange for and in consideration of the Executive’s execution and non-revocation of a General Release (“Release”) in a form substantially equivalent to the attached Exhibit, and subject to the mitigation provisions of Section 6(b), the Executive shall be entitled to severance payments made up of the following components:
          (i) Salary Component.
          Payment, promptly after termination, of a lump sum amount equal to the product of (A) three (3) and (B) the Executive’s Annual Base Salary on the Date of Termination.
          (ii) AIP and EIC Plan Components.
               (A) Payment, promptly after termination, of a lump sum amount equal to the product of (A) three (3) and (B) 75% of his Average Annual Bonus.
               (B) A pro rata portion calculated upon the portion of the fiscal year during which the Executive was employed of the Executive’s AIP and/or EIC Plan award for the fiscal year in which the Executive’s employment terminated. The prorated award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to then employed executives. The award will be a percentage of the Executive’s AIP and/or EIC Plan target award for such fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix. The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%.
          (iii) Medical/Dental Plans Component.
               (A) Continuation for a period of three (3) years on the same basis as an employee of the Company of the right to participate in any Medical and/or Dental Benefit Plans as and if offered by the Company to its salaried employees. The Executive shall not participate in any other Company sponsored welfare benefit plans after the termination of employment.
               (B) In addition, if upon termination of employment the Executive has completed at least seven (7) years of service with the Company, continuation of the right to participate in Medical and/or Dental Plans as and if offered to former employees whose employment terminated at or after age 55 with ten (10) or more years of service on the same terms and conditions as for such former employees including premium contributions from the Executive as in effect from time to time. Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to Section 6(a)(iii)(A) and shall continue until the Executive attains age 65; thereafter the Executive may participate in the Company’s Retiree Health Plan as and if it may exist from time to time in the future (provided, not more than seven (7) years of service shall be required for eligibility thereunder), if he would be eligible to participate pursuant to the terms of that Plan; provided, however, that such coverage shall not be provided to the extent the Executive is entitled to retiree benefits from The Coca-Cola Company, on a benefit-by-benefit and coverage-by-coverage basis, that duplicates the retiree benefits available to the Executive by the Company.
          (iv) LTC Program Component.
               (A) If the Executive is vested in his accrued benefit pursuant to Section 3(e)(i) herein, then for purposes of the LTC Program his termination of employment will be deemed to be a Termination of Employment Due to Retirement if the Executive irrevocably elects prior to his termination date to begin retirement benefits under the Company SERP. If the Executive does not so elect or is not eligible to so elect, all LTC Program awards which remain at the Date of Termination will be treated pursuant to subsection (B) below.
               (B) If the Executive does not elect or is not eligible to elect to commence benefits under the Company SERP pursuant to (iv)(A) above, then for purposes of all LTC Program awards, he will be deemed to have terminated employment on the day prior to his termination date. Whether any LTC Program award is forfeited in such a case will be determined by the terms of the award and the plan pursuant to which it was awarded.
               (C) Notwithstanding the foregoing, the Executive shall become immediately vested in unvested restricted stock units granted pursuant to 3(b)(iii)(A) and unvested stock options granted pursuant to Section 3(b)(iii)(B) as follows:
     (1) for the purpose of this Section 6(a)(iv)(C), (x) such restricted stock unit grant shall be deemed to be two grants comprised of 60,000 restricted stock units and 23,500 restricted stock units; (y) each such deemed grant shall have become vested in one-fourth of each such grant on each anniversary of the Effective Date through the Date of Termination; and (z) the remaining unvested portion of the deemed grant of 23,500 restricted stock units shall become immediately vested on the Date of Termination; and
     (2) for the purpose of this Section 6(a)(iv)(C), (x) such stock option grant shall be deemed to be two grants comprised of 214,000 stock options and 61,000 stock options; (y) each such deemed grant shall have become vested in one-fourth of each such grant on each anniversary of the Effective Date through the Date of Termination; and (z) the remaining unvested portion of the deemed grant of 61,000 stock options shall become immediately vested on the Date of Termination and the 61,000 such vested stock options shall remain exercisable for three (3) years after the Date of Termination, subject to the earlier expiration of the term of such stock option. The vested portion of the deemed grant of 214,000 stock options will be exercisable for one (1) year after the date of such termination of the Executive’s employment, subject to the earlier expiration of the term of such stock option.
          (v) Automobile Component.
          The Executive shall be entitled to purchase the Company-leased automobile, if any, being used by the Executive prior to termination at the “buyout amount” specified by the vehicle’s lessor.

     The parties acknowledge that the amounts and benefits provided in (i) through (v) above constitute a reasonable estimate of and compensation for any damages the Executive may suffer as the result of his termination of employment under this Agreement.
     If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.
     (b) Coordination of Benefits. The Executive’s medical and dental benefit coverage under Section 6(a)(iii)(A) and/or (B) shall be secondary to medical and/or dental coverage provided to the Executive by a subsequent employer to the extent such benefits are available, and or are duplicated by such benefits by a prior employer to the extent available on a benefit-by-benefit and coverage-by-coverage basis, and the Executive will make every good faith effort to participate in any such coverage. For any period during which the Executive does not make such a good faith effort the Executive’s medical and dental plan coverage under Section 6(a)(iii)(A) and/or (B) shall be completely suspended. If medical and dental benefit coverage ceases to be provided by the subsequent or prior employer, as the case may be, the Executive may have his Section 6(a)(iii)(A) and/or (B) coverage from the Company become his primary coverage again. The Executive’s right to medical and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall commence after the conclusion of coverage under Section 6(a)(iii)(A) and/or (B), as the case may be.
     (c) Lack of Participation in Qualified Plans. Upon termination of employment the Executive shall cease to actively participate in any qualified benefit plan maintained by the Company, such as the Pension Plan and the 401(k) Plan, and the Executive shall also cease to actively participate in any welfare benefit plan maintained by the Company, except as otherwise provided in Section 6(a)(iii) above or under the terms of such plan. No employee or employer contributions will be made to any qualified benefit plan based on any bonus paid after the termination of the Executive’s employment.
7. Successors.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     8. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand upon receipt, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

If to the Company:

The Clorox Company
1221 Broadway
Oakland, CA 94612
Attn: General Counsel

If to the Executive:

To the residence address for the Executive last shown on the
Company’s payroll records.
     Notice of change of address shall be effective only when done in accordance with this Section.
9. Entire Agreement. Together with the Change in Control Agreement, effective on the Executive’s first day of employment with the Company, which date is to be determined but which shall not be later than December 1, 2006, between the Executive and the Company, the terms of this Agreement (and the restricted stock award agreement contemplated under Section 3(a)(ii)(A) and the stock option award agreement contemplated under Section 3(a)(ii)(B)) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement (and such restricted stock award agreement and such stock option award agreement) and said Change in Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Change in Control Agreement and this Agreement (and such restricted stock award agreement and such stock option award agreement) supersede any prior agreements, written or oral, between the Company and the Executive concerning the terms of his employment.
10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Severability; Enforcement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
13. Executive Acknowledgment. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
14. Arbitration. Any controversy between the Executive, his heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California if the Executive’s current or most recent location of employment with the Company is or was located in Alameda or Contra Costa County, California. If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive’s last location of employment with the Company that has an office of the American Arbitration Association. The arbitrator shall, to the extent that the Executive prevails in the arbitration, award attorney’s fees to the Executive.
15. Representation. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.
16. Indemnification. The Company agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. The Company shall insure the Executive under any contract of directors and officers liability insurance, insuring members of the Board, during his employment and tenure as a Board member and thereafter for so long as he may be subject to liability for such acts or omissions in the performance of his duties and obligations to the Company.
17. Withholdings. The Company may withhold from any amounts payable pursuant to this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code, and any related regulations or other effective guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
19. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 6(b), such amounts shall not be reduced if the Executive obtains other employment.
20. Inconsistency. In the event of any inconsistency between (a) this Agreement and (b) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
     The parties have duly executed this Agreement as of the date that first appears at the beginning of this Agreement.

The Company: THE CLOROX COMPANY

/s/ Robert W. Matschullat
By:	Robert W. Matschullat

Its:	Interim Chairman and Interim Chief Executive Officer

The Executive:
/s/ Donald R. Knauss

EXHIBIT
GENERAL RELEASE
     This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.
     You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.
     After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.
     The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.
     This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and                      (hereinafter referred to as “Employee”). Employer and Employee agree as follows:
     1. Employee’s regular employment with Employer will terminate as of                     , 20___. Employee is ineligible for reemployment or reinstatement with Employer.
     2. Upon Employee’s acceptance of the terms set forth herein, the Employer agrees to provide the Employee with compensation and benefits set forth in Section 6 of the Employment Agreement between Employee and the Employer effective as of                     , 2006 (“Employment Agreement”), a copy of which is attached as the first Exhibit to this General Release. A complete description of those benefits is attached as the second Exhibit to this General Release.
     3(a). In consideration of the Employer providing Employee this compensation, Employee and Employee’s heirs, assignees and agents agree to release the Employer, all affiliated companies, agents (solely in their capacity as agents and not as advisors) and employees and each of their successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Employee may have or claim to have against the Releasees at present or in the future, except claims for vested benefits, if any; provided, this release does not apply to (x) Employee’s rights under paragraph 2 hereof, (y) Employees rights to indemnification under Section 16 of the Employment Agreement or otherwise or (z) Employee’s rights to accrued and vested benefits under all employee benefit plans of the Employer (in accordance with the terms thereof) in which he actively participated immediately prior to termination of his employment. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any other claims other than as expressly excepted above are hereby released.
     (b). By signing this document, Employee agrees not to file a lawsuit to assert such claims. Employee also agrees that if Employee breaches this provision, Employee will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action.
     4. By signing this document, Employee is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     By signing this document, Employee agrees and understands that Employee is releasing unknown as well as known claims related to Employee’s employment in exchange for the compensation set forth above.
     5. Employee agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.
     6. Employee agrees to indemnify and hold Employer harmless from and against any tax obligations for which Employee may become liable as a result of this Release and/or payments made pursuant to the Employment Agreement, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Employment Agreement.
     7. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.
     8. This Release, the Employment Agreement and the plan documents of plans of The Clorox Company referred to in the Employment Agreement set forth the entire agreement between Employee and the Employer. This Release and the Employment Agreement are not subject to modification except in writing executed by both of the parties. The Clorox Company plans referred to in the Employment Agreement may be amended in accordance with the provisions of those plans not inconsistent with the Employment Agreement.

ii

     Employee acknowledges by signing below that Employee has not relied upon any representations, written or oral, not set forth in this Release.

Employee
Dated:

THE CLOROX COMPANY

By:
Dated:

iii